Exhibit 23.2

Conyers Dill & Pearman Cricket Square PO Box 2681 Grand Cayman KY1-1111 Tel: +1 [345] 945 3901 Fax: +1 [345] 945 3902 conyersdill.com	BERMUDA BRITISH VIRGIN ISLANDS CAYMAN ISLANDS CYPRUS DUBAI HONG KONG LONDON MAURITIUS MOSCOW SAO PAULO SINGAPORE

17 February, 2012

Matter No.:875702

Doc Ref: Plial/939799v1

852 2842 9551

Paultim@conyersdlli.com

AdChina Ltd.

20/F, Media Zone prig An

No.211 Shi Men Yi Road, Shanghai 200041

People’s Republic of China

Dear Sirs,

AdChina Ltd. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with an initial public offering of Class A ordinary shares, par value US$0.00005 each, in the Company in the form of American Depositary Shares (the “Ordinary Shares”) as described in the prospectus (“Prospectus”) contained in the Company’s registration statement on Form F-1 (the “Registration Statement” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) to be filed by the Company under the United States Securities Act of 1933 (the “Securities Act”) with the United States Securities and Exchange Commission (the “Commission”).

We hereby consent to the references to our firm under the captions “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman

Legal — 939799.1